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                                                                    EXHIBIT 23.8


                          INDEPENDENT AUDITORS' CONSENT

To the Directors of Fina Exploration Norway SCA:

We consent to the incorporation by reference in the Post-Effective Amendment
No. 1 on Form F-3 to the Registration Statement on Form F-4 (File No 333-49315) of PetroFina S.A. of our report dated January 27, 1997, appearing in the Annual Report on Form 20-F of PetroFina S.A. for the year ended December 31, 1998, relating to the balance sheet of The Branch of Fina Exploration Norway SCA as of December 31, 1996 and the related statements of profit and loss and cash flows for the year then ended, and to the reference to our firm under the heading "Experts" in the registration statement.


KPMG as represented by

/s/JORGEN LORENTZEN-STYR

Jorgen Lorentzen-Styr
Sandvika, Norway
March 22, 1999